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                                                                    EXHIBIT 23.6

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-72093 of NRT Incorporated of our report dated July 10, 1998, related to the combined statements of operations, shareholders' deficit, and cash flows of Jon Douglas Company, San Vicente Escrow Company, Equity Title Company, Douglas Referral Associates, and Jon Douglas Financial for the period January 1, 1995 through November 14, 1995, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

Deloitte & Touche LLP
Costa Mesa, California

May 11, 1999